Exhibit 99.1

NewStar Financial Announces Stock Repurchase Program

BOSTON, MA, January 25, 2010—NewStar Financial, Inc. (Nasdaq: NEWS), a specialized commercial finance company, announced today that its Board of Directors has authorized the repurchase of up to $10 million of the company’s common stock from time to time on the open market or in privately negotiated transactions.

Commenting on the stock repurchase program, NewStar CEO Tim Conway said, “This buyback program reflects our strong belief in the intrinsic value of the company and demonstrates our commitment to improving the investment value of our stock as we begin to benefit from the emerging economic recovery and what we see as lasting changes in the competitive landscape.”

The timing and amount of any shares repurchased will be determined by the company’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at anytime. Any repurchased shares will be available for use in connection with the company’s equity incentive stock plan and for other corporate purposes. The company also expects to establish from time to time 10b5-1 trading plans that will provide flexibility as it buys back its shares.

NewStar Financial, Inc. had approximately 49.2 million shares of common stock outstanding as of September 30, 2009.

About NewStar Financial, Inc.:

NewStar Financial is a specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle markets. The Company specializes in providing senior secured debt financing for the acquisition or recapitalization of mid-sized companies and commercial real estate. NewStar originates loans directly through a team of experienced, senior bankers organized around key industry and market segments. The Company targets ‘hold’ positions of up to $20 million and selectively underwrites or arranges larger transactions for syndication to other lenders.

NewStar is headquartered in Boston MA and has regional offices in Darien CT and Chicago IL. In December of 2006, NewStar completed an Initial Public Offering. The Company’s shares trade on the NASDAQ under the ticker symbol, NEWS. Please visit our website at www.newstarfin.com for more detailed transaction and contact information.

Statements in this press release, including statements regarding the company’s intended use of any repurchased shares, are forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of the company’s stock prevailing from time to time, the nature of other investment opportunities presented to the company from time to time, the company’s cash flows from operations, general economic conditions, and other factors identified in the company’s Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q filed with the SEC.

Corporate Inquiries:

NewStar Financial

Robert K. Brown

(617) 848-2558